                                                                   EXHIBIT 10.2













                              EMPLOYMENT AGREEMENT

                           DATED AS OF APRIL 17, 2000

              BETWEEN BERNARD CAMMARATA AND THE TJX COMPANIES, INC.

                                                        INDEX                                                  PAGE
                                                        -----                                                  ----

1.  EFFECTIVE DATE; TERM OF AGREEMENT.............................................................................1

2.  SCOPE OF EMPLOYMENT...........................................................................................1

3.  COMPENSATION AND BENEFITS.....................................................................................2

4.  TERMINATION OF EMPLOYMENT; IN GENERAL.........................................................................4

5.  BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.....................4

6.  OTHER TERMINATION; VIOLATION OF CERTAIN AGREEMENTS............................................................6

7.  BENEFITS UPON CHANGE IN CONTROL...............................................................................7

8.  AGREEMENT NOT TO SOLICIT OR COMPETE...........................................................................7

9.  ASSIGNMENT....................................................................................................8

10.  NOTICES......................................................................................................9

11.  WITHHOLDING..................................................................................................9

12. GOVERNING LAW.................................................................................................9

13. ARBITRATION...................................................................................................9

14. ENTIRE AGREEMENT.............................................................................................10

EXHIBIT A CERTAIN DEFINITIONS...................................................................................A-1

EXHIBIT B DEFINITION OF "CHANGE OF CONTROL".....................................................................B-1

EXHIBIT C CHANGE OF CONTROL BENEFITS............................................................................C-1

                                                               BERNARD CAMMARATA





                              EMPLOYMENT AGREEMENT

         AGREEMENT dated as of April 17, 2000 between BERNARD CAMMARATA of 73 Captain Miles Lane, Concord, Massachusetts 01742 ("Executive") and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701.

                                    RECITALS

         Executive has been employed by The TJX Companies, Inc. (the "Company") as its Chief Executive Officer and in other executive capacities, most recently pursuant to an employment agreement dated as of January 26, 1997 (the "Prior Agreement"). The Company and Executive intend that Executive shall relinquish the position of Chief Executive Officer but continue to serve the Company as Chairman of the Board on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.

                                    AGREEMENT

         The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

         1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective as of April 17, 2000 (the "Effective Date") and, as of that date, shall supersede the Prior Agreement. Executive's employment as Chairman of the Board shall continue on the terms provided herein until the date of the annual meeting of stockholders of the Company occurring in 2003 (the "2003 meeting date"), subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period").

         2.  SCOPE OF EMPLOYMENT.

         (a) NATURE OF SERVICES. During the term hereof, Executive shall diligently perform the duties and assume the responsibilities of Chairman of the Board and such additional executive duties and responsibilities (other than those of the Chief Executive Officer of the Company) as shall from time to time be assigned to him by the Board. In any matter in which the Board deliberates or takes action with respect to this Agreement, Executive, if then a member of the Board, shall recuse himself.

         (b) EXTENT OF SERVICES. Executive shall devote such time and efforts as are reasonably necessary to the proper performance of his duties hereunder, it being understood that such duties are not expected to require Executive's full-time attention and that Executive may, during the Employment Period, participate in other activities (including, without limitation, charitable or community activities, activities in trade or professional organizations, service on other boards or similar bodies, and investments in other enterprises), provided that such other activities (i) would be permitted under Section 8 if engaged in by Executive during the three-year period following a voluntary termination of employment (during the Employment Period) other than for Valid Reason, and (ii) are not otherwise inconsistent with Executive's position, duties and responsibilities hereunder.

         3.  COMPENSATION AND BENEFITS.

         (a) BASE SALARY. Executive shall be paid a Base Salary at the rate of $400,000 per year, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees.

         (b) EXISTING AWARDS UNDER 1986 STOCK INCENTIVE PLAN (INCLUDING LRPIP). Reference is made to the following awards previously made to Executive under the Company's 1986 Stock Incentive Plan (including any successor, the "1986 Plan"), including awards under the Long Range Performance Incentive Plan:

                  (i) AWARDS UNDER PRIOR AGREEMENT: The Deferred Stock awards referred to at Section 3(c)(i), Section 3(c)(ii) and Exhibits A and B of the Prior Agreement; the stock option awards referred to at Section 3(c)(iii) of the Prior Agreement -- specifically, Grant Nos. 86-50 and 86-51; and the Special Deferral Account referred to at Section 9 of the Prior Agreement.

                  (ii) OTHER EXISTING OPTIONS: The following stock option awards (which are in addition to the awards described at Section 3(c)(iii) of the Prior Agreement) outstanding as of the Effective Date: Grant Nos. 86-46, 86-53, 86-55 and 86-56; and

                  (iii) LRPIP: Awards made prior to the date of this Agreement under the terms of LRPIP.

Each of the above-referenced awards shall continue for such period or periods and in accordance with such terms as are set out in the grant and other governing documents relating to such awards (including for this purpose the Prior Agreement insofar as they relate to any such awards), and shall not be affected by the terms of this Agreement except as otherwise expressly provided herein.

         (c) CONTINUED PARTICIPATION IN CERTAIN BENEFITS. During the Employment Period, Executive shall continue to be eligible to participate in the employee benefit and fringe benefit plans and programs in effect on the date hereof and made available to executives of the Company generally (including, without limitation, GDCP and ESP), in each case in accordance with the terms of such plans or programs as in effect from time to time, subject to the following:

                  (i) Executive shall not be entitled to participate in any awards under LRPIP or under the Company's Management Incentive Plan ("MIP") for periods or cycles commencing on or after January 30, 2000. For the avoidance of doubt, nothing in this clause (i) shall be construed as limiting Executive's entitlement to his bonus earned under MIP for the Company's fiscal year ended January 29, 2000, to amounts earned under the LRPIP cycle ended January 29, 2000, or to any amounts that Executive may earn in the future under LRPIP awards for cycles commencing prior to January 30, 2000.

                  (ii) Except as provided at Section 3(b) and Section 3(c)(i) above, Executive shall not be entitled to participate in any awards under the 1986 Plan.

                  (iii) Executive shall not be entitled to any employer credits under ESP.

                  (iv) Except as provided under the agreement described at
         Section 3(c)(v) below, Executive shall have no rights to benefits under the Company's Supplemental Executive Retirement Plan ("SERP").

                  (v) The parties hereto acknowledge that the Company and Executive are parties to an agreement dated October 28, 1999 pursuant to which the Company has agreed, inter alia, to pay premiums under certain life insurance arrangements specified therein (the "October 1999 Agreement") and Executive has agreed to relinquish his rights under SERP except as provided in the October 1999 Agreement. Solely for purposes of Paragraph 3 of the October 1999 Agreement, the Effective Date of this Agreement shall be deemed the date of Executive's "retirement". Nothing in this Agreement shall be construed as affecting Executive's right and obligation to receive from the Company or to pay to the Company, as the case may be, the amount, if any, described in Paragraph 3 of the October 1999 Agreement.

Except as provided at Section 3(c)(v) above, Executive's entitlement to benefits, if any, under those Company employee and fringe benefit plans and programs in which he participates will be determined in accordance with the terms of the applicable plan or program.

         4.  TERMINATION OF EMPLOYMENT; IN GENERAL.

         (a) The Company shall have the right to end Executive's employment at any time and for any reason, with or without Cause.

         (b) The Employment Period shall terminate when Executive becomes Disabled. In addition, if by reason of Incapacity Executive is unable to perform his duties for at least six continuous months, upon written notice by the Company to Executive the Employment Period will be terminated for Incapacity.

         (c) The Employment Period shall terminate if Executive shall fail to be nominated to serve, or shall fail to be elected to serve, as a member of the Board.

         (d) Whenever the Employment Period shall terminate, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations, including all positions on the Board.

         5. BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.

         (a) CERTAIN TERMINATIONS PRIOR TO THE 2003 MEETING DATE. If the Employment Period shall have terminated prior to the 2003 meeting date by reason of (i) death, Disability or Incapacity of Executive, (ii) termination by the Company for any reason other than Cause or (iii) termination by Executive in the event that either (A) Executive shall be removed from or fail to be reelected as a Director or as Chairman, or (B) Executive is relocated more than 40 miles from the current corporate headquarters of the Company, in either case without his prior written consent (a "Constructive Termination"), then all compensation and benefits for Executive shall be as follows:

                  (i) For the longer of twelve (12) months after such termination or until the 2003 meeting date (the "termination period"), the Company will pay to Executive or his legal representative continued Base Salary at the rate in effect at termination of employment, subject to the following:

                           (A) If Executive is eligible for long-term disability
                  compensation benefits under the Company's long-term disability plan or any successor Company long-term disability plan, the amount payable under this clause shall be paid at a rate equal to the excess of (I) the rate of Base Salary in effect at termination of employment, over (II) the long-term disability compensation benefits for which Executive is eligible under such plan.

                           (B) Payments pursuant to this clause (a)(i) shall be
                  paid for the first twelve months of the termination period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation received by Executive from other employment or self-employment.

                  (ii) Until the expiration of the termination period as defined at (a)(i) above and subject to such minimum coverage-continuation requirements as may be required by law, the Company will provide (except to the extent that Executive shall obtain the same from another employer or from self-employment) such medical and hospital insurance, long-term disability insurance and term life insurance for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for other Company executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the date of termination.

                  (iii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.

                  (iv) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount with respect to each LRPIP cycle in which Executive participated and which had not ended prior to termination of employment equal to 1/36 of Executive's LRPIP Target Award for such cycle multiplied by the number of full months in such cycle completed prior to termination of employment. The amount described in the immediately preceding sentence will be paid not later than the date on which LRPIP awards for such cycle are paid or would have been paid.

                  (v) In addition, the Company will pay to Executive or his legal representative such vested amounts as shall have been deferred for Executive's account (but not received) under GDCP in accordance with its terms plus such amounts, if any, as shall then remain credited to Executive's account under ESP.

                  (vi) Executive or his legal representative shall be entitled to the benefits described in Sections 3(b)(i) (Awards Under Prior Agreement) and 3(b)(ii) (Other Existing Options) and to his benefits under the Company's tax qualified Retirement Plan and Savings/Profit-Sharing Plan (such qualified-plan benefits being hereinafter referred to as Executive's "Qualified-Plan Benefits"). The October 1999 Agreement shall also continue to be binding on the Company in accordance with its terms.

                  (vii) If termination occurs by reason of Incapacity or Disability, Executive shall be entitled to such compensation, if any, as is payable pursuant to the Company's long-term disability plan or any successor Company disability plan. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under (a)(i) above, and if the sum of such payments (the "combined salary/disability benefit") exceeds the payment for such period to which Executive is entitled under (a)(i) above (determined without regard to paragraph (A) thereof), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive's combined salary/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.

         (b) TERMINATIONS ON OR AFTER THE 2003 MEETING DATE. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive's employment with the Company shall terminate on the 2003 meeting date. Unless the Company in connection with such termination shall offer to Executive continued service in a position acceptable to Executive and upon mutually and reasonably agreeable terms, Executive shall be entitled upon such termination to receive, for the period beginning on such termination and ending on the date of the annual meeting of stockholders occurring in 2004, continuation of Base Salary at the rate in effect at termination of employment plus medical, dental, life-insurance and disability coverage (but not including continued participation in the Company's retirement or 401(k) plan(s) or continued participation in any other employee or fringe benefit plan or program, other than a Company-provided automobile or automobile allowance) comparable to the benefits of such type to which he was entitled at time of termination; provided, that to the extent it is impossible or impracticable to provide any such benefits to Executive under the Company's then existing employee benefit plans or arrangements, the Company shall arrange for alternative comparable coverage or, if such alternative coverage is not available, shall pay to Executive the cost of such coverage, all as reasonably determined by the Committee. If the Company in connection with such termination offers to Executive continued service in a position acceptable to Executive and upon mutually and reasonably agreeable terms, and Executive declines such service, he shall be treated for all purposes of this Agreement as having terminated his employment voluntarily on the 2003 meeting date and he shall be entitled only to those benefits to which he would be entitled under Section 6(a) ("Voluntary termination of employment"). For purposes of the two preceding sentences, "service in a position acceptable to Executive" shall mean service as Chairman or service in such other position, if any, as may be acceptable to Executive.

         6.  OTHER TERMINATION; VIOLATION OF CERTAIN AGREEMENTS.

                  (a) VOLUNTARY TERMINATION OF EMPLOYMENT. If Executive terminates his employment voluntarily, Executive or his legal representative shall be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) to the following:
         (i) such vested amounts as are credited to Executive's account (but not received) under GDCP and ESP; (ii) any benefits described at Sections 3(b)(i) (Awards Under Prior Agreement) and 3(b)(ii) (Other Existing Options), and (iii) Executive's Qualified-Plan Benefits. The October 1999 Agreement shall also continue to be binding on the Company in accordance with its terms. No other benefits shall be paid under this Agreement upon a voluntary termination of employment.

                  (b) TERMINATION FOR CAUSE; VIOLATION OF CERTAIN AGREEMENTS. If the Company should end Executive's employment for Cause, or, notwithstanding Section 5 and Section 6(a) above, if Executive should violate the protected persons or noncompetition provisions of Section 8, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than the benefits described at (a) above. The Company does not waive any rights it may have for damages or for injunctive relief.

         7. BENEFITS UPON CHANGE IN CONTROL. Notwithstanding any other provision of this Agreement, in the event of a Change of Control, the determination and payment of any benefits payable thereafter with respect to Executive shall be governed exclusively by the provisions of Exhibit C.

         8.  AGREEMENT NOT TO SOLICIT OR COMPETE.

         (a) Upon the termination of employment at any time, then for a period of two years after the termination of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization. A "protected person" shall be a person known by Executive to be employed by the Company or its Subsidiaries or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.

         As to (i) each "protected person" to whom the foregoing applies, (ii) each subcategory of "protected person" as defined above, (iii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each "protected person" and (iv) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the events of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

         Notwithstanding the foregoing provisions of this Section 8(a), upon automatic termination of the Employment Period on the 2003 meeting date, or if Executive should end his employment voluntarily at any time, including by reason of retirement or disability but not including a voluntary termination for Valid Reason, or if the Company should end Executive's employment at any time for Cause, then the restrictions of this Section 8(a) shall apply for three (3) years thereafter rather than for the two years referenced in the first paragraph hereof.

         (b) During the course of his employment, Executive will have learned many trade secrets of the Company and will have access to confidential information and business plans for the Company. Therefore, upon termination of the Employment Period on the 2003 meeting date or if Executive should earlier end his employment voluntarily at any time, including by reason of retirement or disability but not including a voluntary termination for Valid Reason, or if the Company should end Executive's employment at any time for Cause, then for a period of three (3) years thereafter, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company. A business shall be deemed a competitor of the Company if and only if it shall then be so regarded by retailers generally or if it shall operate a promotional off-price family apparel store within 10 miles of any "then existing T.J. Maxx or Marshalls store." The term "then existing" in the previous sentence shall refer to any such store that is, at the time of termination of the Employment Period, operated by the Company or any wholly-owned subsidiary of the Company or under lease for operation as aforesaid. Nothing herein shall restrict the right of Executive to engage in a business that operates a conventional or full mark-up department store. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

         (c) If the Employment Period terminates, Executive agrees (i) to notify the Company immediately upon his securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or his benefits provided by the Company shall be subject to termination as provided in Section 6 and (ii) to furnish to the Company written evidence of his compensation earned from any such employment or self-employment as the Company shall from time to time request. In addition, upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

         9. ASSIGNMENT. The rights and obligations of the Company shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to him after his death shall be made by devise or descent.

         10. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company may hereafter designate by notice to Executive; and if sent to the Executive, the same shall be mailed to Executive at 73 Captain Miles Lane, Concord, Massachusetts 01742 or at such other address as Executive may hereafter designate by notice to the Company.

         11. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         12. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

         13. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

         14. ENTIRE AGREEMENT. This Agreement, including Exhibits, represents the entire agreement between the parties relating to the terms of Executive's employment by the Company and supersedes all prior written or oral agreements between them.

                                            /s/ Bernard Cammarata
                                            ------------------------------
                                                 Executive



                                            THE TJX COMPANIES, INC.



                                            By /s/ Edmond J. English
                                              ----------------------------------

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         In this Agreement, the following terms shall have the following meanings:

         (a) "Base Salary" means, for any period, the amount described in
Section 3(a).

         (b) "Board" means the Board of Directors of the Company.

         (c) "Committee" means the Executive Compensation Committee of the
Board.

         (d) "Cause" means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

         In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that the Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) 90 days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clauses (B) and (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company's principal commercial bank.

         (e) "Change of Control" has the meaning given it in Exhibit B.

         (f) "Change of Control Termination" means the termination of Executive's employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

         For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of his employment (A) within 120 days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) within 120 days after the occurrence without Executive's express written consent of the event described in clause (VII), provided that Executive gives notice to the Company at least 30 days in advance of his intent to terminate his employment in respect of such event; or (C) under the circumstances described in clause (VIII) below, provided that Executive gives notice to the Company at least 30 days in advance:

                  (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

                  (II) if Executive's rate of Base Salary for any fiscal year is less than 100 percent of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

                  (III) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

                  (IV) any purported termination of Executive's employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph
                           (d) above; or

                  (V) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of the Change of Control; or

                  (VI) any other breach by the Company of any provision of this Agreement; or

                  (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B); or

                  (VIII) The voluntary termination by Executive of his employment at any time within one year after the Change of Control. Notwithstanding the foregoing, the Board may expressly waive the application of this clause (VIII) if it waives the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which the Board shall in its discretion deem appropriate in the circumstances). The determination of whether to waive or impose conditions on the application of this clause (VIII) shall be within the complete discretion of the Board but shall be made prior to the Change of Control.

         (g) "Date of Termination" means the date on which Executive's employment terminates.

         (h) "Disability" has the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

         (i)  "ESP" means the Company's Executive Savings Plan.

         (j) "GDCP" means the Company's General Deferred Compensation Plan, or, if the General Deferred Compensation Plan is no longer maintained by the Company, a nonqualified deferred compensation plan or arrangement the terms of which are not less favorable to Executive than the terms of the General Deferred Compensation Plan as in effect on the Effective Date.

         (k) "Incapacity" means a disability (other than Disability within the meaning of (h) above) or other impairment of health that renders Executive unable to perform his duties to the reasonable satisfaction of the Committee.

         (l) "Standstill Period" means the period commencing on the date of a Change of Control and continuing until the close of business on the earlier of the 2003 meeting date or the last business day of the 24th calendar month following such Change of Control.

         (m)  "Stock" means the common stock, $1.00 par value, of the Company.

         (n) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

         (o) "Valid Reason" means the voluntary termination by Executive of his employment (A) within 120 days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III),
(IV), or (V) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; or (B) within 120 days after the occurrence without Executive's express written consent of the event described in clause (VI) below:

                  (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to such assignment, or a substantive change in Executive's titles or offices as in effect immediately prior to such assignment, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for Valid Reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

                  (II) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to such failure unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such action, unless the elimination or reduction of any such benefit, perquisite or plan affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

                  (III) any purported termination of Executive's employment by the Company for Cause which is not effected in compliance with paragraph (d) above; or

                  (IV) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of such relocation; or

                  (V) any other breach by the Company of any provision of this Agreement; or

                  (VI) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B).

                                    EXHIBIT B

                        DEFINITION OF "CHANGE OF CONTROL"

         "Change of Control" shall mean the occurrence of any one of the following events:

                  (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; PROVIDED, HOWEVER, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

                  (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; PROVIDED, HOWEVER, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

                  (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; or

                  (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; PROVIDED, HOWEVER, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and PROVIDED, FURTHER, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:

         "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

         A Person shall be deemed to be the "owner" of any Common Stock:

                  (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

                  (ii) of which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

                  (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

         An "Executive Related Party" shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).

                                    EXHIBIT C

                           CHANGE OF CONTROL BENEFITS

         C.1. BENEFITS UPON A CHANGE OF CONTROL TERMINATION.

         (a) The Company shall pay to Executive, in a lump sum within 30 days following a Change of Control Termination, an amount equal to (A) two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus (B) the accrued and unpaid portion of his Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long term disability compensation benefits under the Company's long-term disability plan or any successor Company long-term disability plan, the amount payable under (A) shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under (A) is measured. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under the first sentence of this clause (i), and if the sum of such payments (the "combined Change of Control/disability benefit") exceeds the payment for such period to which Executive is entitled under the first sentence of this clause (i) (determined without regard to the second sentence of this clause (i)), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive's combined Change of Control/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.

         (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance, medical insurance and disability plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

         (c) For a period of two years after the Date of Termination, the Company shall make available to Executive the use of any automobile that was made available to Executive prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company's automobile policy in effect immediately prior to the Change of Control (or, in lieu of making such automobile available, the Company may at its option pay to Executive the present value of its cost of providing such automobile).

         C.2. INCENTIVE BENEFITS UPON A CHANGE OF CONTROL. Within 30 days following a Change of Control, whether or not Executive's employment has terminated or been terminated, the Company shall pay to the Executive, in a lump sum, (A) for each Performance Cycle (if any) under LRPIP not completed prior to the Change of Control, an amount equal to the maximum Award under LRPIP specified for Executive for such cycle plus (B) any unpaid amounts owing with respect to cycles completed prior to the Change of Control.

         C.3. Payments under Section C.1. and Section C.2. of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code
Section 4999; provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment under Section C.1. or Section C.2., amounts payable under Section C.1. and Section C.2. shall be reduced to the extent, and only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under Section C.1. or Section C.2. are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by PricewaterhouseCoopers LLC or by such other certified public accounting firm as the Committee may designate prior to a Change of Control. In the event of any underpayment or overpayment under Section C.1. or Section C.2., as determined by PricewaterhouseCoopers LLC (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in
Section 7872(f)(2) of the Internal Revenue Code.

         C.4. OTHER BENEFITS. In addition to the amounts described in Sections
C.1. and C.2., Executive shall be entitled to the benefits, if any, described at Sections 3(b)(i) (Awards Under Prior Agreement) and 3(b)(ii) (Other Existing Options) and to his Qualified-Plan Benefits. The October 1999 Agreement shall also continue to be binding on the Company in accordance with its terms.

         C.5. NONCOMPETITION; NO MITIGATION OF DAMAGES; ETC.

                  (a) NONCOMPETITION. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment contract or other agreement, shall no longer be effective.

                  (b) NO DUTY TO MITIGATE DAMAGES. Executive's benefits under this Exhibit C shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

                  (c) LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the BankBoston, N.A., until paid in full.

                  (d) NOTICE OF TERMINATION. During a Standstill Period, executive's employment may be terminated by the Company only upon 30 days' written notice to Executive.